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                                                                      EXHIBIT 12




                  NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                              COMPUTATION OF RATIOS


                                                          1999                   1998                  1997
                                                          ----                   ----                  ----
                                                                   (In thousands, except for ratios)

A.     Current Assets                                      $41,696              $44,153               $42,021
B.     Current Liabilities                                   6,776               10,211                11,885
       Current Ratio
       (Line A / Line B)                                  6.2 to 1             4.3 to 1              3.5 to 1

C.     Sales                                               $50,573              $50,269               $53,302
D.     Receivables                                          16,446               14,760                13,937


       Ratio (Line C / Line D)                            3.1 to 1             3.4 to 1              3.8 to 1

E.     Total Current Liabilities                         $6,776                 $10,211               $11,885
F.     Long Term Debt                                    17,241                  18,644                13,313
G.     Deferred Income Taxes                                442                     875                   828
H.     Total Liabilities                                 24,459                  29,730                26,026
I.     Equity                                            31,328                  28,833                31,218

       Ratio (Line H / Line I)                          .8 to 1                1.0 to 1               .8 to 1




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